As filed with the Securities and Exchange Commission on May 2, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

InterDigital, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	82-4936666
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
200 Bellevue Parkway, Suite 300,
Wilmington, DE 19809-3727
(Address of Principal Executive Offices and Zip Code)
InterDigital, Inc. 2017 Equity Incentive Plan
(Full title of the plan)
Joshua D. Schmidt
EVP, Chief Legal Officer and Corporate Secretary
InterDigital, Inc.
200 Bellevue Parkway, Suite 300
Wilmington, Delaware 19809-3727
(302) 281-3600
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register 1,780,000 additional shares under the InterDigital, Inc. 2017 Equity Incentive Plan (the “Plan”), pursuant to an amendment to the Plan previously adopted by the Board of Directors of InterDigital, Inc. (“InterDigital” or the “Registrant”) and approved by the stockholders of InterDigital. The shares registered on this Registration Statement are in addition to the shares previously registered on a Registration Statement on Form S-8 filed in connection with the Plan on June 15, 2017, as amended by Post-Effective Amendment No. 1 filed on April 3, 2018 (File No. 333-218755), the contents of which are hereby incorporated by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents and information previously filed by InterDigital with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this registration statement.
•InterDigital’s Annual Report on Form 10-K (file no. 001-33579) for the fiscal year ended December 31, 2023, filed with the Commission on February 15, 2024; and
•InterDigital’s Quarterly Report on Form 10-Q (file no. 001-33579) for the quarter ended March 31, 2024, filed with the Commission on May 2, 2024; and
•The description of InterDigital’s common stock filed with the Commission as Exhibit 4.2 to InterDigital’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 18, 2021, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to InterDigital’s common stock.
All documents filed by InterDigital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents; except as to any portion of any documents, portions of documents, exhibits or other information that is deemed to be furnished and not filed under such provisions.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modified or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.
Item 8. Exhibits.
See Exhibit Index below.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 2nd day of May, 2024.
            INTERDIGITAL, INC.

By:	/s/ Liren Chen
Liren Chen
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Liren Chen, Richard J. Brezski and Joshua D. Schmidt, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 has been signed below by the following persons in the capacities indicated on this 2nd day of May, 2024.

Signature	Title

/s/ S. Douglas Hutcheson	Chairman of the Board of Directors
S. Douglas Hutcheson

/s/ Derek Aberle	Director
Derek Aberle

/s/ Samir Armaly	Director
Samir Armaly

/s/ Joan H. Gillman	Director
Joan H. Gillman

/s/ John A. Kritzmacher	Director
John A. Kritzmacher

/s/ Pierre-Yves Lesaicherre	Director
Pierre-Yves Lesaicherre

/s/ John D. Markley, Jr.	Director
John D. Markley, Jr.

/s/ Jean F. Rankin	Director
Jean F. Rankin

/s/ Liren Chen	Director, President and Chief Executive Officer
Liren Chen	(Principal Executive Officer)

/s/ Richard J. Brezski	Chief Financial Officer
Richard J. Brezski,	(Principal Financial Officer and Principal Accounting Officer)

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Filed Herewith
4.1	Amended and Restated Articles of Incorporation of InterDigital, Inc. (“InterDigital”).	8-K	6/7/2011
4.2	Amended and Restated Bylaws of InterDigital.	8-K	7/15/2022
4.3	Specimen Stock Certificate of InterDigital.	10-Q	4/28/2011
5.1	Opinion of Dechert LLP.			X
10.1	InterDigital 2017 Equity Incentive Plan.	S-8	6/15/2017
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.			X
23.2	Consent of Dechert LLP (contained in Exhibit 5.1).			X
24.1	Power of Attorney (contained on signature pages of this registration statement).			X
107	Filing fee table.			X